CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS  SECOND QUARTER 2010 OPERATING RESULTS

New York, New York – August 10, 2010 – PC Group, Inc. (OTCQB: PCGR, “PC Group” or the “Company”) reported that net sales for the six months ended June 30, 2010 were approximately $22.2 million, compared to approximately $20.8 million for the six months ended June 30, 2009, an increase of approximately $1.4 million or 6.7%.  Silipos’s net sales for the six months ended June 30, 2010 were approximately $6.7 million, an increase of approximately $1.6 million, or 30.7%, as compared to net sales of approximately $5.1 million for the six months ended June 30, 2009.  Approximately $751,000 of this increase is attributable to one large order received from a new customer, and the remainder is primarily due to an increase in the volume of orders from existing customers.  Twincraft’s net sales for the six months ended June 30, 2010 were approximately $15.5 million, a decline of approximately $183,000 or 1.2%, as compared to net sales of approximately $15.7 million for the six months ended June 30, 2009.   In the six months ended June 30, 2009, Twincraft experienced a $1.2 million boost to net sales due to an initial order related to one large retailer that did not recur in the six months ended June 30, 2010.  In 2010, Twincraft experienced increases in sales to other customers.

Consolidated gross profit increased approximately $637,000, or 11.1%, to approximately $6.4 million for the six months ended June 30, 2010, compared to approximately $5.8 million in the six months ended June 30, 2009.  Consolidated gross profit as a percentage of net sales for the six months ended June 30, 2010 was 28.9%, compared to 27.7% for the six months ended June 30, 2009.  Increases in net sales and reductions in raw material prices at Twincraft both contributed to the increase in consolidated gross profits.  These were offset by a change in the sales mix at Silipos.  A greater proportion of Silipos’ net sales were in the personal care market during the six months ended June 30, 2010, which have a lower gross profit percentage than the Silipos medical products.

Net loss from continuing operations before income taxes was approximately $1.7 million for the six months ended June 30, 2010, as compared to a net loss before income taxes from continuing operations of approximately $1.9 million in the six months ended June 30, 2009.  The principal reason for the improvement in 2010 operating results is an increase in gross profit of approximately $637,000, offset by increases in selling expenses of approximately $431,000 for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009.

For the six months ended June 30, 2010, earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) was approximately $710,000 as compared to EBITDA for the six months ended June 30, 2009 of approximately $646,000, an improvement of approximately $64,000.  Please see the schedule accompanying this release for a reconciliation of non-GAAP EBITDA to the comparable GAAP measure.

The Company reported a net loss from continuing operations for the six months ended June 30, 2010 of approximately $1.7 million on net sales of approximately $22.2 million.  For the comparable period in 2009, the Company reported a net loss from continuing operations of approximately $838,000 on net sales of approximately $20.8 million.  The net loss from continuing operations for the six months ended June 30, 2009 includes a non-recurring, non-cash deferred tax benefit of approximately $1.1 million resulting from the reversal of a previously established tax valuation allowance which is no longer required due to the change in the useful life of the Silipos tradename from an indefinite life to a useful life of approximately 18 years effective January 1, 2009.

General and administrative expenses for the six months ended June 30, 2010 were approximately $3.72 million, or 16.8% of net sales, compared to approximately $3.73 million, or 18.0% of net sales for the six months ended June 30, 2009, representing a decrease of approximately $12,000.  The decrease is comprised of reductions in salaries and rents of approximately $88,000 as a result of our continuing efforts to reduce our corporate overhead structure, reductions in legal fees of approximately $44,000 and amortization of intangible assets of approximately $59,000.  These reductions were offset by increases in insurance of approximately $40,000, recruiting  fees of approximately $76,000, and foreign currency exchange expense of approximately $37,000.

Gray Hudkins, President and Chief Executive Officer, commented:  “We are pleased with the direction of the Company in the first half of 2010, in particular the more than 30% increase realized in net sales at Silipos.  Our primary focus has been to grow the revenues at both Twincraft and Silipos, and we believe that we are beginning to see the results of these efforts, particularly at Silipos, where we have seen significant improvements in sales of our personal care products.  During 2010, we recognized our initial revenues from our new line of Gel-Care Advanced scar management products.  The randomized control clinical study related to these products was completed during the second quarter of 2010 and as a result we now have clinical evidence that our scar management products achieved statistically significant improvements in key study endpoints and also outperformed the leading competitive scar management products in certain respects.  Over the next few months, we will be moving forward with the publication of the clinical study results.”

Mr. Hudkins continued: “We are continuing to explore options to bring in new CEO leadership who will be better equipped at assisting our Company in growing its revenues in its core markets and taking advantage of external growth opportunities.  As we have already indicated, we may consider specific targeted opportunities that would allow us to gain access to new product groups and customer channels.  We remain, however, ever mindful of the maturity of our convertible notes due December 2011.”

As of June 30, 2010, working capital was approximately $10.8 million, compared to approximately $11.4 million at December 31, 2009, a decrease of approximately $609,000.  The reduction is primarily the result of  increases in accounts payable and accrued expenses of approximately $2.1 million, coupled with a decrease in cash of approximately $1.5 million, offset by increases in accounts receivable of $2.2 million and inventories of approximately $1.2 million as a result of our improved business volumes.

Cash and cash equivalents were approximately $3.1 million at June 30, 2010, as compared to cash and cash equivalents of approximately $4.6 million at December 31, 2009.  The Company used cash of approximately $1.4 million in its operating activities during the first six months of 2010 and generated an additional $238,000 from escrow that was related to the sale of the Langer branded custom orthotics and related products business in 2008 and approximately $397,000 was used to purchase property, plant, and equipment.  In addition, the Company received approximately $19,000 on our note receivable related to our sale of Langer UK.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the delisting of our common stock from the Nasdaq Capital Market and actions taken by holders of our common stock in response to this announcement; the willingness of market makers to trade the Company's common stock on the Pink Sheets; the history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, including the risk that the Company is unable to refinance its 5% Convertible Notes; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire; and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net sales	$11,726,135	$11,734,101	$22,184,114	$20,799,024
Cost of sales	8,364,897	8,121,603	15,781,215	15,033,300
Gross profit	3,361,238	3,612,498	6,402,899	5,765,724

General and administrative expenses	1,810,883	1,680,535	3,723,365	3,734,776
Selling expenses	1,350,478	1,074,882	2,681,936	2,251,200
Research and development expenses	209,823	204,267	455,644	439,172
Operating income (loss)	(9,946)	652,814	(458,046)	(659,424)

Other expense, net:
Interest income	13,994	12,713	29,156	21,417
Interest expense	(639,075)	(643,538)	(1,279,232)	(1,288,826)
Other	1,090	(11,001)	(15)	13,713
Other expense, net	(623,991)	(641,826)	(1,250,091)	(1,253,696)
Income (loss) from continuing operations before income taxes	(633,937)	10,988	(1,708,137)	(1,913,120)
Benefit from income taxes	--	--	--	1,075,200
Income (loss) from continuing operations	(633,937)	10,988	(1,708,137)	(837,920)
Discontinued Operations:
Income from operations of discontinued subsidiaries (including gain on sales of subsidiaries of $77,550 and $1,674 in the three and six months ended June 30, 2009)	--	77,550	--	1,674
Benefit from income taxes	--	--	--	--
Income from discontinued operations	--	77,550	--	1,674
Net income (loss)	$(633,937)	$88,538	$(1,708,137)	$(836,246)

Net income (loss) per common share:
Basic and diluted
Loss from continuing operations	$(0.08)	$--	$(0.22)	$(0.10)
Income from discontinued operations	--	0.01	--	--
Basic and diluted income (loss) per share	$(0.08)	$0.01	$(0.22)	$(0.10)
Weighted average number of common shares used in computation of net income (loss) per share:
Basic	7,848,774	7,838,260	7,848,774	8,246,598
Diluted	7,848,774	7,898,260	7,848,774	8,246,598

PC GROUP, INC. AND SUBSIDIARIES

Reconciliation of  EBITDA to Net Loss
(Unaudited)

	For the Six months ended June 30,
	2010	2009

Net loss	$(1,708,137)	$(836,246)
Benefit from income taxes	-	(1,075,200)
Interest expense	1,279,232	1,288,826
Interest income	(29,156)	(21,417)
Depreciation and amortization	1,168,175	1,290,014
EBITDA	$710,114	$645,977

Notes to Earnings Release

Note 1:  This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends.  Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators.  These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.